Eastman Announces Third-Quarter 2015 Financial Results

KINGSPORT, Tenn., October 29, 2015 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding non-core items, of $1.84 per diluted share for third quarter 2015 versus $1.89 per diluted share for third quarter 2014. Reported earnings were $1.71 per diluted share for third quarter 2015 versus $1.39 per diluted share for third quarter 2014. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3A and 4.

“Our solid third-quarter earnings once again demonstrate the quality and value of our portfolio transformation to specialty market and product positions,” said Mark Costa, chairman and CEO. “The combination of volume growth in specialty businesses, mix upgrade from growth of high value, innovative products, accretion from high quality, specialty acquisitions, and disciplined cost management offset declining olefin prices and a strong U.S. dollar. We remain confident that we will deliver our sixth consecutive year of earnings growth in 2015.” See “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	3Q2015	3Q2014
Sales revenue	$2,447	$2,413
Earnings per diluted share	$1.71	$1.39
Earnings per diluted share excluding non-core items*	$1.84	$1.89
Net cash provided by operating activities	$368	$560

*For reconciliation to reported company and segment earnings, see Tables 3A and 4.

Corporate Results 3Q 2015 versus 3Q 2014

Sales revenue for third quarter 2015 was $2.4 billion, a 1 percent increase compared with third quarter 2014, primarily due to sales revenue from the Taminco Corporation and Commonwealth Laminating & Coating, Inc. businesses acquired in 2014. These revenues were mostly offset by lower selling prices, particularly in the Specialty Fluids & Intermediates and Additives & Functional Products segments, and an unfavorable shift in foreign currency exchange rates. Excluding the non-core items described in Tables 3A and 4, third-quarter 2015 operating earnings were $459 million compared with $427 million for third quarter 2014. The increase was primarily due to overall lower raw material and energy costs exceeding lower selling prices, earnings from the acquired businesses, and increased volume and improved product mix in Advanced Materials, partially offset by propane hedges and an unfavorable shift in foreign currency exchange rates. Reported third-quarter 2015 operating earnings were $432 million compared with $338 million for third quarter 2014.

Segment Results 3Q 2015 versus 3Q 2014

Additives & Functional Products - Sales revenue increased primarily due to sales of products of the acquired Taminco specialty amines and crop protection businesses. These revenues were partially offset by lower coatings and other formulated products selling prices, primarily due to lower raw material and energy costs, and an unfavorable shift in foreign currency exchange rates. Excluding non-core items in third quarter 2014, operating earnings increased to $126 million for third quarter 2015 compared with $102 million for third quarter 2014 primarily due to lower raw material and energy costs and earnings from the acquired businesses, partially offset by lower selling prices and propane hedges.

Adhesives & Plasticizers - Sales revenue decreased primarily due to lower plasticizers selling prices and an unfavorable shift in foreign currency exchange rates. Lower plasticizers selling prices were primarily in response to lower raw material and energy costs. Operating earnings increased to $74 million for third quarter 2015 compared with $52 million for third quarter 2014 primarily due to lower raw material and energy costs for both adhesives resins and plasticizers, partially offset by lower selling prices, an unfavorable shift in foreign currency exchange rates and propane hedges.

Advanced Materials - Sales revenue increased primarily due to sales of products of the acquired Commonwealth performance films business and increased sales volume and improved product mix, partially offset by an unfavorable shift in foreign currency exchange rates and lower selling prices, primarily for copolyesters, due to lower raw material and energy costs. Excluding non-core items in both periods, operating earnings increased to $116 million for third quarter 2015 compared with $80 million for third quarter 2014 primarily due to lower raw material and energy costs, higher sales volume and improved product mix, and earnings from the acquired business, partially offset by lower selling prices and an unfavorable shift in foreign currency exchange rates.

Fibers - Sales revenue decreased primarily due to lower acetyl chemical sales volume while acetate tow and acetate yarn sales volume increased sequentially to slightly below the previous year. Lower acetyl chemicals sales volume was due to decreased sales to the cellulose acetate flake joint venture in Kingsport. Operating earnings decreased to $102 million for third quarter 2015 compared with $112 million for third quarter 2014 primarily due to lower sales volume.

Specialty Fluids & Intermediates - Sales revenue decreased primarily due to lower olefin-based intermediates selling prices and lower chemical and other intermediates sales volume more than offsetting sales of products of the acquired Taminco functional amines business. The lower selling prices were primarily in response to lower raw material and energy costs. Excluding non-core items in third quarter 2014, operating earnings decreased to $48 million for third quarter 2015 compared to $96 million for third quarter 2014, primarily due to propane hedges and lower chemical and other intermediates sales volume more than offsetting earnings from the acquired business.

Cash Flow

Eastman generated $368 million in cash from operating activities during third quarter 2015 primarily due to strong net earnings. The company contributed $90 million to its U.S. defined pension plans during the quarter. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, and funding targeted growth initiatives.

Outlook

Commenting on the outlook for full year 2015, Costa said: “Our strong earnings through the first nine months of 2015 reflect solid performance in our specialty businesses, including strong volume growth and product mix improvement, as well as the benefit of the accretive acquisitions we completed in 2014 and disciplined cost management. We also continue to face challenges from slow global economic growth, lower olefin prices, and the strong U.S. dollar. Despite these challenges, we remain confident we will deliver a sixth consecutive year of earnings growth and continued strong cash flow.” Non-core and any non-recurring items are excluded from the earnings per share projection.

The earnings for 2014, 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2014, 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on October 30, 2015 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0423, passcode number 3003563. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 30, to 11:00 a.m. ET, November 9, at 888-203-1112 or 719-457-0820, passcode 3003563.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; foreign currency exchange rates; raw material and energy prices and costs, and other costs; non-core costs, charges, income, and gains; revenue and earnings from acquired businesses; and revenue, earnings, and cash flow for fourth quarter and full year 2015. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2015 available, and the Form 10-Q to be filed for third quarter 2015 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2014 revenues of approximately $9.5 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 15,000 people around the world. For more information, visit www.eastman.com.

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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 29, 2015

For Eastman Chemical Company Third Quarter 2015 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2015	2014	2015	2014
Sales	$2,447	$2,413	$7,423	$7,178
Cost of sales (1)	1,752	1,777	5,352	5,290
Gross profit	695	636	2,071	1,888
Selling, general and administrative expenses	178	171	552	511
Research and development expenses	64	56	177	165
Asset impairments and restructuring charges, net	21	71	130	77
Operating earnings	432	338	1,212	1,135
Net interest expense	66	45	198	132
Other charges (income), net	13	(5)	2	(16)
Earnings from continuing operations before income taxes	353	298	1,012	1,019
Provision for income taxes from continuing operations	95	86	283	281
Earnings from continuing operations	258	212	729	738
Earnings from discontinued operations, net of tax (2)	—	—	—	2
Net earnings	258	212	729	740
Less: net earnings attributable to noncontrolling interest	2	2	5	5
Net earnings attributable to Eastman	$256	$210	$724	$735
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$256	$210	$724	$733
Earnings from discontinued operations, net of tax (2)	—	—	—	2
Net earnings attributable to Eastman stockholders	$256	$210	$724	$735
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$1.73	$1.41	$4.87	$4.89
Earnings from discontinued operations (2)	—	—	—	0.01
Basic earnings per share attributable to Eastman	$1.73	$1.41	$4.87	$4.90
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.71	$1.39	$4.83	$4.83
Earnings from discontinued operations (2)	—	—	—	0.02
Diluted earnings per share attributable to Eastman	$1.71	$1.39	$4.83	$4.85

Shares (in millions) outstanding at end of period	148.6	148.5	148.6	148.5
Shares (in millions) used for earnings per share calculation
Basic	148.6	148.7	148.6	149.8
Diluted	149.8	150.3	149.8	151.5

(1)
First nine months 2015 included mark-to-market pension plan loss of $2 million due to the interim remeasurement of a UK pension plan triggered by the closure of the Workington, UK acetate tow manufacturing facility.

(2)
In first nine months 2014, the Company recognized $2 million, net of tax, in earnings from discontinued operations from final settlement of commercial litigation related to the previously discontinued polyethylene terephthalate ("PET") business.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Segment
Additives & Functional Products	$602	$458	$1,827	$1,333
Adhesives & Plasticizers	305	347	942	1,050
Advanced Materials	624	604	1,832	1,816
Fibers	320	346	903	1,086
Specialty Fluids & Intermediates	584	650	1,883	1,884
Total Sales by Segment	2,435	2,405	7,387	7,169
Other	12	8	36	9
Total Eastman Chemical Company	$2,447	$2,413	$7,423	$7,178

Table 2B – Sales Revenue Change

	Third Quarter 2015 Compared to Third Quarter 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	31%	42%	2%	(10)%	(3)%
Adhesives & Plasticizers	(12)%	—%	(1)%	(8)%	(3)%
Advanced Materials	3%	5%	5%	(3)%	(4)%
Fibers	(8)%	—%	(6)%	(1)%	(1)%
Specialty Fluids & Intermediates	(10)%	15%	(6)%	(18)%	(1)%

Total Eastman Chemical Company	1%	14%	(1)%	(9)%	(3)%

	First Nine Months 2015 Compared to First Nine Months 2014
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Acquired Businesses Effect (1)	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	37%	45%	3%	(7)%	(4)%
Adhesives & Plasticizers	(10)%	—%	(1)%	(5)%	(4)%
Advanced Materials	1%	6%	3%	(4)%	(4)%
Fibers	(17)%	—%	(16)%	—%	(1)%
Specialty Fluids & Intermediates	—%	19%	(2)%	(16)%	(1)%

Total Eastman Chemical Company	3%	15%	(2)%	(7)%	(3)%

(1)	Contribution to 2015 revenue of businesses acquired since the 2014 period.

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Sales by Customer Location
United States and Canada	$1,089	$1,131	$3,391	$3,342
Asia Pacific	600	631	1,741	1,886
Europe, Middle East, and Africa	615	520	1,865	1,578
Latin America	143	131	426	372
Total Eastman Chemical Company	$2,447	$2,413	$7,423	$7,178

Table 3 - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products	$126	$102	$365	$299
Adhesives & Plasticizers	74	52	190	155
Advanced Materials	116	80	326	231
Fibers	102	112	283	352
Specialty Fluids & Intermediates	48	96	233	256
Total segment operating earnings excluding non-core items	$466	$442	$1,397	$1,293
Total Other	(7)	(15)	(23)	(42)
Total operating earnings excluding non-core items	$459	$427	$1,374	$1,251

(1)	For identification of excluded non-core items and reconciliations to GAAP operating earnings, see Table 3A.

Table 3A - Segment, Other, and Company Non-GAAP Operating Earnings (Loss) Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Additives & Functional Products
Operating earnings	$126	$37	$365	$236
Asset impairments and restructuring charges, net (1)	—	65	—	63
Excluding non-core items	126	102	365	299
Adhesives & Plasticizers
Operating earnings	74	52	190	155
Advanced Materials
Operating earnings	98	76	301	217
Asset impairments and restructuring charges, net (1)(2)	18	4	18	14
Additional costs of acquired inventories (1)	—	—	7	—
Excluding non-core items	116	80	326	231
Fibers
Operating earnings	102	112	188	352
Asset impairments and restructuring charges, net (3)	—	—	95	—
Excluding non-core item	102	112	283	352
Specialty Fluids & Intermediates
Operating earnings	48	90	233	248
Additional costs of acquired inventories (1)	—	6	—	8
Excluding non-core item	48	96	233	256
Other
Operating loss	(16)	(29)	(65)	(73)
Acquisition integration and transaction costs (1)(4)	6	12	23	31
Asset impairments and restructuring charges, net (1)(5)	3	2	17	—
Mark-to-market pension and other postretirement benefit plans loss (3)	—	—	2	—
Excluding non-core items	(7)	(15)	(23)	(42)

Total Eastman Chemical Company
Operating earnings	432	338	1,212	1,135
Asset impairments and restructuring charges, net	21	71	130	77
Acquisition integration and transaction costs	6	12	23	31
Additional costs of acquired inventories	—	6	7	8
Mark-to-market pension and other postretirement benefit plans loss	—	—	2	—
Total operating earnings excluding non-core items	$459	$427	$1,374	$1,251

Company Non-GAAP Operating Earnings Reconciliations by Line Items
Operating earnings	$432	$338	$1,212	$1,135
Costs of sales	—	6	9	8
Selling, general and administrative expenses	6	12	23	31
Asset impairment and restructuring charges, net	21	71	130	77
Total operating earnings excluding non-core items	$459	$427	$1,374	$1,251

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Reports on Form 10-Q for third quarter 2014, second quarter 2014, first quarter 2014 and second quarter 2015 for descriptions of non-core items.

(2)
Included in third quarter and first nine months 2015 earnings are indefinite-lived intangible asset impairments of $18 million in the Advanced Materials segment to reduce the carrying value of trade names in the window films market to their estimated current fair values.

(3)
Included in first nine months 2015 earnings are asset impairments and restructuring charges, net, and a mark-to-market loss on a UK pension plan obligation triggered by the closure of the Workington, UK acetate tow manufacturing facility.

(4)
Included in third quarter and first nine months 2015 earnings are integration and transaction costs primarily for the completed acquisitions of Taminco Corporation and Commonwealth Laminating & Coating, Inc.

(5)
Included in third quarter and first nine months 2015 earnings are severance costs associated with the integration of Taminco of $2 million and $4 million, respectively. Included in first nine months 2015 earnings are asset impairments and restructuring charges of $12 million resulting from the decision to discontinue a growth initiative reported in "other".

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Third Quarter 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$432	$353	$256	$1.71
Non-Core Items:
Asset impairments and restructuring charges, net (2)	21	21	17	0.10
Acquisition integration and transaction costs (2)	6	6	3	0.03
Excluding non-core items	$459	$380	$276	$1.84

	Third Quarter 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$338	$298	$210	$1.39
Non-Core Items:
Asset impairments and restructuring charges, net (2)	71	71	60	0.42
Acquisition integration, transaction, and financing costs (2)(3)	12	15	10	0.06
Additional costs of acquired inventories (2)	6	6	4	0.02
Excluding non-core items	$427	$390	$284	$1.89

(1)	Excluding the tax impact of non-core items, both the third quarter 2015 and 2014 effective tax rates were 27 percent.

(2)	See Table 3A for description of asset impairments and restructuring charges, net, acquisition integration and transaction costs, and additional costs of acquired inventories.

(3)	Acquisition transaction and integration costs of $12 million in selling, general, and administrative expenses and acquisition financing cost of $3 million in other charges (income), net.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations (continued)
	First Nine Months 2015
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,212	$1,012	$724	$4.83
Non-Core Items:
Asset impairments and restructuring charges, net (2)	130	130	109	0.72
Acquisition integration and transaction costs (2)	23	23	14	0.10
Additional costs of acquired inventories (2)	7	7	4	0.03
Mark-to-market pension and other postretirement benefit plans loss (2)	2	2	1	0.01
Excluding non-core items	$1,374	$1,174	$852	$5.69

	First Nine Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Income Taxes	Earnings from Continuing Operations Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$1,135	$1,019	$733	$4.83
Non-Core Items:
Asset impairments and restructuring charges, net (2)	77	77	63	0.43
Acquisition integration, transaction, and financing costs (2)(3)	31	34	21	0.14
Additional costs of acquired inventories (2)	8	8	5	0.03
Excluding non-core items	$1,251	$1,138	$822	$5.43

(1)	Excluding the tax impact of non-core items, the first nine months 2015 effective tax rate was 27 percent compared to 28 percent for first nine months 2014.

(2)	See Table 3A for description of asset impairments and restructuring charges, net, acquisition integration and transaction costs, additional costs of acquired inventories, and mark-to-market loss.

(3)	Acquisition transaction and integration costs of $31 million in selling, general, and administrative expenses and acquisition financing cost of $3 million in other charges (income), net.

Table 5 – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Operating activities
Net earnings	$258	$212	$729	$740
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142	111	429	328
Asset impairment charges	18	42	107	50
Gain on sale of assets	—	—	—	(5)
Provision (benefit) for deferred income taxes	59	(3)	29	58
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	49	73	(54)	(118)
(Increase) decrease in inventories	(66)	(22)	(23)	(76)
Increase (decrease) in trade payables	(30)	32	(139)	(12)
Pension and other postretirement contributions (in excess of) less than expenses	(110)	(31)	(147)	(76)
Variable compensation (in excess of) less than expenses	44	45	20	(8)
Other items, net	4	101	99	68
Net cash provided by operating activities	368	560	1,050	949
Investing activities
Additions to properties and equipment	(160)	(152)	(426)	(406)
Proceeds from sale of assets	—	1	4	13
Acquisitions, net of cash acquired	(45)	(42)	(45)	(325)
Additions to capitalized software	(1)	(1)	(2)	(2)
Other items, net	4	—	2	2
Net cash used in investing activities	(202)	(194)	(467)	(718)
Financing activities
Net increase (decrease) in commercial paper borrowings	—	(211)	157	(185)
Proceeds from borrowings	—	—	250	615
Repayment of borrowings	(50)	—	(675)	(125)
Dividends paid to stockholders	(60)	(53)	(179)	(159)
Treasury stock purchases	(17)	(50)	(48)	(410)
Dividends paid to noncontrolling interests	(3)	—	(6)	(9)
Proceeds from stock option exercises and other items, net	8	(8)	20	22
Net cash used in financing activities	(122)	(322)	(481)	(251)
Effect of exchange rate changes on cash and cash equivalents	(3)	(7)	(7)	(5)
Net change in cash and cash equivalents	41	37	95	(25)
Cash and cash equivalents at beginning of period	268	175	214	237
Cash and cash equivalents at end of period	$309	$212	$309	$212

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2015	2014	2015	2014
Net cash provided by operating activities	$368	$560	$1,050	$949
Additions to properties and equipment	(160)	(152)	(426)	(406)
Free Cash Flow	$208	$408	$624	$543

Table 6 – Selected Balance Sheet Items

	September 30,	December 31,
(Dollars in millions, unaudited)	2015	2014

Cash and cash equivalents	$309	$214
Short-term Borrowings	251	301
Long-term Borrowings	7,029	7,248
Total Eastman Stockholders' Equity	3,877	3,510